Exhibit 99.1

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED JANUARY 28, 2006

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED JANUARY 28, 2006

Toys “R” Us – Delaware, Inc. and Subsidiaries

Consolidated Balance Sheet

(In millions)	January 28, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$374
Accounts and other receivables	60
Merchandise inventories	1,175
Prepaid expenses and other current assets	33
Note receivable from affiliate	100
Current deferred tax assets	72

Total current assets	1,814

Property and equipment:
Real estate, net	1,265
Other, net	533

Total property and equipment	1,798

Goodwill	359
Deferred tax assets	301
Restricted cash	17
Other assets	114

$4,403

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$234
Accrued expenses and other current liabilities	282
Income taxes payable	75
Current deferred tax liabilities	35
Due to affiliates, net	874
Current portion of long-term debt	31

Total current liabilities	1,531

Long-term debt	1,823
Note payable to Parent	70
Deferred tax liabilities	586
Deferred rent liabilities	143
Other non-current liabilities	32

Stockholder’s Equity:
Common stock	—
Additional paid in capital	4,428
Accumulated deficit	(4,186)
Accumulated other comprehensive loss	(24)

Total stockholder’s equity	218

$4,403

See Notes to Consolidated Financial Statements

Toys “R” Us – Delaware, Inc. and Subsidiaries

Consolidated Statement of Operations

(In millions)	52 Weeks Ended January 28, 2006
Net sales	$8,944
Other revenues (a)	123

Total revenues	9,067

Cost of sales	6,191
Cost of other revenues	19

Gross margin	2,857

Selling, general and administrative expenses (a)	2,612
Depreciation and amortization (a)	261
Restructuring and other charges	36

Total operating expenses	2,909

Operating loss	(52)

Other (expense) income:
Interest expense (a)	(379)
Interest and other income, net (a)	39

Loss before income taxes	(392)
Income tax benefit	106

Net loss	$(286)

See Notes to Consolidated Financial Statements

(a)	Includes the following income (expenses) resulting from transactions with related parties (see Note 18 entitled, “RELATED PARTY TRANSACTIONS”):

(In millions)	52 Weeks Ended January 28, 2006
Other revenues	$123
Cost of other revenues	(16)
Selling, general and administrative expenses	(670)
Interest expense	(188)
Interest and other income, net	30

Toys “R” Us – Delaware, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(In millions)	52 Weeks Ended January 28, 2006
Cash Flows from Operating Activities
Net loss	$(286)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	261
Amortization of debt issuance costs	51
Deferred income taxes	(152)
Non-cash portion of restructuring and other charges	20
Other non-cash items	(6)
Changes in operating assets and liabilities:
Accounts and other receivables	(18)
Merchandise inventories	390
Prepaid expenses and other assets	2
Accounts payable, accrued expenses and other liabilities	116
Income taxes payable	30
Due to affiliates, net	(25)
Other assets and liabilities	(15)

Net cash provided by operating activities	368

Cash Flow from Investing Activities
Capital expenditures	(131)
Proceeds from sale of fixed assets	982
Increase in restricted cash	(17)

Net cash provided by investing activities	834

Cash Flow from Financing Activities
Long-term debt borrowings	1,337
Long-term debt repayment	(3,011)
Repayment of note payable to Parent	(633)
Capital contribution	899

Net cash used in financing activities	(1,408)

Effects of exchange rate changes on cash and cash equivalents	10

Cash and Cash Equivalents
Decrease during period	(196)
Beginning of period	570

End of period	$374

Supplemental Disclosure of Cash Flow Information
Interest paid to third parties	$135
Income taxes paid	$35

See Notes to Consolidated Financial Statements

Toys “R” Us – Delaware, Inc. and Subsidiaries

Consolidated Statement of Changes in Stockholder’s Equity

(In millions)	Common Stock	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholder’s equity
Balance, January 29, 2005	—	$3,257	$(34)	$(1,895)	$1,328

Net loss for the period	—	—	—	(286)	(286)
Foreign currency translation adjustments	—	—	9	—	9
Unrealized gain on hedged transactions, net of tax	—	—	1	—	1

Total comprehensive loss					(276)

Capital contributions	—	1,171	—	—	1,171
Dividends paid				(1,992)	(1,992)
Distribution arising from tax allocation arrangement	—		—	(13)	(13)

Balance, January 28, 2006	—	$4,428	$(24)	$(4,186)	$218

See Notes to Consolidated Financial Statements

Toys “R” Us – Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization

Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”) a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns, licenses or franchises Toys “R” Us stores in the United States and foreign countries and owns Babies “R” Us stores in the United States. Our company operates Toys “R” Us stores in the United States and Canada, Babies “R” Us stores in the United States, and internet businesses in the United States and Canada. We also own, through our subsidiary Geoffrey, Inc., the trademarks for the brand names under which the Toys “R” Us and Babies “R” Us businesses are operated worldwide.

On July 21, 2005, Parent was acquired by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co., L.P., and Vornado Realty Trust (collectively, the “Sponsors”), along with a fourth investor, GB Holdings I, LLC, an affiliate of Gordon Brothers, a consulting firm which is unaffiliated with the Sponsors and members of Parent’s management, through a $6.6 billion merger of Global Toys Acquisition Merger Sub, Inc. with and into Parent, with Parent being the surviving corporation in the merger (the “Merger”). As a result of the Merger, as of July 21, 2005, Parent is 100% owned by Toys “R” Us Holdings, Inc. (“Holdings”), which is in turn owned, based on voting stock, 32.9% by each of the Sponsors, 1.1% by the fourth investor and 0.2% by management.

Fiscal Year

Our fiscal year ends on the Saturday nearest to January 31. Unless otherwise stated, references to the fiscal year 2005 in this report relate to the 52-week fiscal year ended January 28, 2006.

Use of Estimates

The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our consolidated financial statements.

Basis of Presentation

The accompanying financial statements include the assets and liabilities and the related operations of the United States and Canadian toy, baby products and children’s apparel businesses.

These financial statements have been prepared giving retroactive effect to the reorganization that occurred on July 21, 2005 as if it had occurred on January 29, 2005. This reorganization transferred the legal ownership of our operations from Parent or its affiliates to Toys “R” Us - Delaware, Inc. and has been accounted for as a combination of entities under common control.

As more fully described in Note 2, we incorporated five new entities by contributing certain of our owned properties and by assigning some of our real estate leases. Immediately following the contribution and assignment, most of the properties were leased back by us. Four of these entities were later sold to affiliates of ours at fair value. In accordance with the guidance provided in Statement of Financial Accounting Standards (“SFAS”) No. 66, “Accounting for Sale of Real Estate” and SFAS No. 141, “Business Combinations”, the contribution, assignment and sale of the investments have been recorded at historical costs. Any difference between the fair market value received and net carrying value of properties transferred has been recorded as a contribution of capital. Refer to Notes 5, 11 and 18 for further details on property and equipment, leases, and related party transactions.

Principles of consolidation

The accompanying financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions between these operations have been eliminated in preparing these financial statements.

We have determined that there are no variable interest entities which we would be required to consolidate under the provisions of FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” as amended December 2003.

Revenue Recognition

We recognize sales at the time the guest takes possession of merchandise, either at the point of sale in our stores or at the time of shipment for products purchased from our websites. We recognize the sale from layaway transactions when our guests satisfy all payment obligations and take possession of the merchandise. We recognize the sale from gift cards and the issuance of store credits as they are redeemed.

Reserve for Sales Returns

We reserve amounts for sales returns for estimated product returns by our guests based on that subsidiary’s historical return experience, changes in customer demand, known returns we have not received, and other assumptions. The balance of our reserve for sales returns was $9 million at January 28, 2006.

Advertising Costs

Gross advertising costs are recognized in selling, general and administrative expenses (“SG&A”) at the point of first broadcast or distribution and were $225 million in 2005.

Cash and Cash Equivalents

We consider our highly liquid investments with original maturities of less than three months to be cash equivalents. Book cash overdrafts for checks issued but not yet presented to the bank for payment are reclassified to accounts payable.

Restricted Cash

Restricted cash primarily represents cash that serves as collateral and other cash that is restricted from withdrawal. As of January 28, 2006, the restricted cash of $17 million, which is classified as a non-current asset, serves as collateral for certain property financings we entered into during 2005.

Property and Equipment

We record property and equipment at cost. Leasehold improvements represent capital improvements made to our leased properties. We record depreciation and amortization using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable. We utilize accelerated depreciation methods for income tax reporting purposes with recognition of deferred income taxes for the resulting temporary differences.

For any store closures where a lease obligation still exists, we record the estimated future liability associated with the rental obligation on the date the store is closed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”

We review the carrying value of all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we review for impairment all stores for which current cash flows from operations are negative, or the construction costs are significantly in excess of the amount originally expected. Impairment results when the carrying value of the assets exceeds the undiscounted future cash flows over the life of the lease. Our estimate of undiscounted future cash flows over the lease term is based upon our experience, historical operations of the stores and estimates of future store profitability and economic conditions. The future estimates of store profitability and economic conditions require estimating such factors as sales growth, employment rates, lease escalations, inflation on operating expenses and the overall economics of the retail industry for up to 20 years in the future, and are therefore subject to variability and are difficult to predict. If a long-lived asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and the asset’s fair value. The fair value is estimated based upon future cash flows (discounted at a rate that approximates our weighted average cost of capital) or other reasonable estimates of fair market value.

Commitments and Contingencies

We are subject to various claims and contingencies related to lawsuits and taxes, as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For additional information on our commitments, refer to Note 17 entitled “COMMITMENTS AND CONTINGENCIES.”

Deferred Rent

The Company recognizes fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease including the build-out period. The difference between recognized rental expense and amounts payable under the lease is recorded as a deferred lease liability.

Financial Instruments

We account for derivatives in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). This statement requires that we record all derivatives on the consolidated balance sheet at fair value and that we recognize changes in fair value currently in earnings unless specific hedge accounting criteria are met.

We enter into forward foreign exchange contracts to minimize the risk associated with currency movement relating to our foreign subsidiaries. We recognize the gains and losses, which offset the movement in the underlying transactions, as part of such transactions. Pre-tax gross deferred unrealized losses on the forward contracts were $1 million at January 28, 2006. We include the related receivable, payable and deferred gain or loss on a net basis in the consolidated balance sheet.

At January 28, 2006, we had $25 million notional amount of short-term outstanding forward contracts maturing in 2006. We entered into these contracts with counter-parties that have high credit ratings and with which we have the contractual right to net forward currency settlements.

Foreign Currency Translation

Assets and liabilities of our foreign subsidiaries are translated into U.S. dollars using the current exchange rates in effect at the consolidated balance sheet date, while revenues and expenses are translated at the average exchange rates during the period. The resulting translation adjustments are recorded as other comprehensive income within stockholder’s equity. Gains resulting from foreign currency transactions of $2 million are included in SG&A.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. We record reserves for estimates of probable settlements of foreign and domestic tax audits. At any one time, many tax years may be subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings.

We join with Parent in filing a U.S. federal income tax return and consolidated or unitary state income tax returns. Income taxes paid by us to Parent are based on certain tax-sharing agreements that we have executed with Parent regarding these consolidated tax filings.

The tax expense recorded in these financial statements and the related deferred income tax balances are prepared as if we were a separate tax-paying entity for domestic and foreign purposes. However, certain of our tax losses may have been utilized by Parent or one of its subsidiaries in filing its consolidated return.

To the extent that our taxes paid or payable to Parent, pursuant to our tax-sharing arrangement, differ from our calculated tax provision, the difference is treated as a dividend to or contribution from Parent and reflected in stockholder’s equity.

Merchandise Inventories

Merchandise inventory for our U.S. toy stores, other than for apparel, is stated at the lower of LIFO (“last-in, first-out”) cost or market value, as determined by the retail inventory method and represent approximately 66% of total merchandise inventories at January 28, 2006. If these inventories had been valued at the lower of FIFO (“first-in, first-out”) cost or market value, inventories would be relatively unchanged at January 28, 2006. All other merchandise inventories are stated at the lower of FIFO cost or market value.

Stock-Based Compensation

Prior to the Merger, employees participated in certain stock option plans, all of which were sponsored by Parent. Under these stock option plans, officers and other key employees were granted options to purchase shares of Parent common stock. Generally, the option price on outstanding options was equal to the fair market value of the stock at the date of grant.

Under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Options Issued to Employees” (“APB 25”), we account for stock-based compensation arrangements at their intrinsic values as it relates to stock option grants, which generally has not resulted in the recognition of compensation expense. As discussed in Note 13, we recognized $204 million of stock-based compensation expense in connection with the merger. We have adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock Based Compensation” (“SFAS No. 123”), issued in 1995.

If we had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net loss would have been reduced to the pro forma amounts indicated in the following table:

(In millions)	2005
Net loss – as reported	$(286)
Add: Total employee-related stock-based compensation expense, included in reported net loss, net of related taxes	130
Less: total stock-based compensation expense determined under fair value based method for all awards, net of related taxes (1)	(17)

Net loss – pro forma	$(173)

(1)	Fair value is calculated using the minimum value method for the options granted after July 21, 2005. Compensation includes estimate of stock-based compensation expense, which would have been allocated to us by Parent.

The weighted-average fair value at the date of grant for options granted in 2005 was $5.76 per option, respectively. The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model using the following assumptions:

2005
Expected stock price volatility	0.000 - 0.237
Risk-free interest rate	3.8% - 4.5%
Weighted average expected life of options	6 years

The effects of applying SFAS No. 123 and the results obtained through the use of the Black-Scholes option-pricing model are not necessarily indicative of future values.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) replaces SFAS No. 123 “Accounting for Stock-Based Compensation”, which supersedes APB 25, and amends FASB Statement No. 95, “Statement of Cash Flows”. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. SFAS No. 123(R) is effective for the first annual reporting period beginning after December 15, 2005.

For private companies, SFAS 123(R) is effective for the first annual reporting period beginning after December 15, 2005. The Company adopted SFAS 123(R) as of the beginning of its fiscal year 2006 using the “prospective transition” method allowed for private companies. As the intrinsic value method of APB 25 has rarely resulted in the recognition of expense in the Company’s financial statements related to the options granted prior to January 28, 2006, the Company expects the adoption of SFAS 123(R) to have an impact on its results of operations for options granted after adoption. The impact of the adoption of SFAS 123(R) cannot be predicted at this time because it will depend on the level of share-based payments granted in the future. However, had the Company adopted SFAS 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net loss.

Insurance Risks

In addition to its third-party insurance coverage, Parent insures a substantial portion of our general liability and workers’ compensation risks through its wholly-owned insurance subsidiary. Provisions for losses related to self-insured risks are based upon independent actuarially determined estimates. Parent maintains stop-loss coverage to limit the exposure related to certain risks. The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can affect the amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can impact ultimate costs. Parent bills us for our share of the insurance costs.

Cost of Sales and Selling, General, and Administrative Expenses

The following table illustrates costs associated with each expense category:

“Cost of sales”	“SG&A”

• The cost of acquired merchandise from vendors; • Freight in; • Markdowns; • Provision for inventory shortages; and • Credits and allowances from our merchandise vendors.

•      Store payroll and related payroll benefits;

•      Rent and other store operating expenses;

•      Advertising expenses;

•      Costs associated with operating our distribution network that primarily relate to moving merchandise from distribution centers to stores; and

•      Other corporate related expenses.

Credits and Allowances Received from Vendors

We receive credits and allowances that are related to formal agreements negotiated with our vendors. These credits and allowances are predominantly for cooperative advertising, promotions, and volume related purchases. We treat credits and allowances, including cooperative advertising allowances, as a reduction of product cost in accordance with the provisions of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF 02-16”).

We have also applied the provision of EITF Issue 03-10, “Application of EITF Issue No. 02-16, ‘Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,’ by Resellers to Sales Incentives Offered to Consumers by Manufacturers”.

NOTE 2 – THE MERGER TRANSACTION AND REORGANIZATION

As discussed in Note 1, Parent was acquired by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co., L.P., and Vornado Realty Trust, along with a fourth investor, GB Holdings I, LLC, an affiliate of Gordon Brothers. In connection with the Merger Transaction, our Parent incurred $4.4 billion of indebtedness, including $1.0 billion of indebtedness of foreign affiliates.

The Merger Transaction was accounted for as a recapitalization and accordingly, there was no change in the basis of the assets and liabilities of our Parent. Therefore, all operations of the Company prior to the Merger Transaction are reflected herein at their historical amounts.

Immediately following the Merger Transaction, Parent and the Company went through a legal reorganization. The following transactions occurred, as of July 21, 2005:

•	We issued $700 million of promissory notes to Parent in exchange for the common stock of certain of our subsidiaries. The promissory notes issued have been recorded as dividends.

•	We declared a dividend of $1,292 million, of which $642 million has been settled through the adjustment of intercompany receivable from Parent.

•	We received as capital contribution a receivable of Parent from one of our subsidiaries of $247 million.

•	We assumed the following indebtedness of Parent as settlement of intercompany receivables and payables to the Company and our subsidiaries: (1) $700 million under a new $2.0 billion secured revolving credit facility, (2) $1.9 billion under a new unsecured bridge loan agreement, and (3) $600 million of new mortgage loan agreements, all of which was drawn at closing. Refer to Notes 7 and 8 for further details on seasonal financing and long-term debt and derivative instruments and hedging activities. Deferred financing fees of $149 million related to the above debt were paid by Parent and have been recorded in the accompanying financial statements as a contribution of capital.

•	We, directly or through our subsidiaries, transferred certain properties and assigned leases with a net carrying value of $230 million to various Parent affiliates in exchange for promissory notes with a value of $465 million. The majority of these properties were leased back by us. The promissory notes were settled in connection with the assumption of Parent indebtedness discussed above. The difference between the fair market value received and net carrying value of properties transferred of $235 million has been recorded as a contribution of capital.

On December 9, 2005, the Company transferred additional properties and leases in the United States with a net carrying value of $1.0 billion, along with associated liabilities of $75 million, to two newly-formed entities in exchange for membership units. The majority of these properties were leased back by us. Immediately following the transfer, we sold the membership units in the new entities to another Parent affiliate for $1.9 billion. The difference between the fair market value received and net carrying value of properties transferred of $899 million has been recorded as a contribution of capital.

In connection with the sale of properties to affiliates on July 21, 2005 and December 29, 2005, the Company recorded a $359 million offset to the capital contribution for taxes associated with intercompany gains on the sale of real estate.

NOTE 3 – RESTRUCTURING AND OTHER CHARGES

Our consolidated statement of operations for fiscal 2005 included the following pre-tax charges related to restructuring initiatives from current and prior years:

(In millions)	Restructuring and other charges	Depreciation and amortization	Cost of Sales	Total
2005 Initiatives	$29	$19	$41	$89
2003 Initiatives	3	—	—	3
2001 Initiatives	1	—	—	1
1998 and 1995 Initiatives	3	—	—	3

Total	$36	$19	$41	$96

At January 28, 2006, we had total remaining reserves of $72 million to complete all of these restructuring initiatives. We believe that remaining reserves at January 28, 2006 are adequate to complete these initiatives and commitments. The following is a further discussion of individual restructuring initiatives and related charges and reserves.

2005 Initiatives

On January 5, 2006, our Board of Directors approved the closing of 87 Toys “R” Us stores in the United States. As of January 28, 2006, we closed three of these stores. All of the remaining 84 stores were closed by April 2, 2006. Twelve of these stores will be converted into Babies “R” Us stores, resulting in the permanent closure of 75 stores. The decision to take this action resulted from a comprehensive review and evaluation of our U.S. stores during the second half of 2005. We retained Gordon Brothers Retail Partners, LLC to assist us in connection with the orderly sale of the inventory in these stores.

In connection with the closing and conversion of these stores, we recorded $89 million of costs and charges during 2005. The $89 million of costs and charges include $41 million of inventory markdowns and liquidator fees that were recorded in cost of sales and $19 million of depreciation that was accelerated through the closing periods of the stores. The remaining $29 million of costs and charges are included in restructuring and other charges in the consolidated statement of operations, and consisted of $20 million relating to asset impairments, $1 million relating to lease commitments and $8 million relating to severance costs. As a result of the store closings, approximately 3,000 employee positions have been eliminated.

Details on the activity of charges and reserves for the fiscal year ended January 28, 2006 are as follows:

(In millions)	Initial Charge	Utilized	Balance at January 28, 2006
Lease commitments	$1	$—	$1
Asset impairment	20	(20)	—
Accelerated depreciation	19	(19)	—
Inventory markdowns and liquidator fees	41	(7)	34
Severance	8	—	8

Total remaining restructuring reserves	$89	$(46)	$43

2003 Initiatives

On November 17, 2003, we announced our decision to close all 146 of the remaining freestanding Kids “R” Us stores and all 36 of the freestanding Imaginarium stores, as well as three distribution centers that support these stores due to deterioration in their financial performance. As of January 28, 2006, all of the freestanding Kids “R” Us and Imaginarium stores were closed.

On March 2, 2004, we entered into an agreement under which Office Depot, Inc. agreed to acquire 124 of the former Kids “R” Us stores for $197 million in cash, before commissions and fees, plus the assumption of lease payments and other obligations. Twenty-four properties were excluded from the agreement with Office Depot, Inc., and are being separately marketed for disposition or have been disposed of to date. All closings were completed by January 29, 2005 and net cash proceeds of approximately $150 million were received.

As outlined in the summary table below, we recorded charges of $3 million during fiscal 2005, for the disposition of the other Kids “R” Us stores. Charges for fiscal 2005 included a loss of $1 million on the sale of property and $2 million of vacancy-related costs. We expect to record additional charges for the accretion of interest related to vacancy costs for closed facilities until their disposition. Charges in connection with these initiatives may be subject to revision for changes in estimates. At January 28, 2006, we had $8 million of reserves remaining for these initiatives.

Details on the activity of charges and reserves for the fiscal year ended January 28, 2006 are as follow:

($ in millions)	Balance at January 29, 2005	Adjustments	Utilized	Balance at January 28, 2006
Lease commitments	$13	$—	$(5)	$8
Sale of Kids “R” Us real estate	—	1	(1)	—
Vacancy costs and other	—	2	(2)	—

Total remaining restructuring reserves	$13	$3	$(8)	$8

2001 Initiatives

In 2001, we closed a number of stores, eliminated a number of staff positions, and consolidated five store support center facilities into our Global Store Support Center facility in Wayne, New Jersey. During fiscal 2005, we incurred additional charges of $1 million related to store closings and utilized $6 million of reserves. This reduced our remaining reserves to $13 million at January 28, 2006.

Other Prior Year Initiatives

We had $8 million of reserves remaining at January 28, 2006 from restructuring charges previously recorded in 1998 and 1995, primarily for long-term lease commitments, that will be utilized in 2006 and through 2016. During fiscal 2005, we recorded $3 million of expense related to lease shortfall.

NOTE 4 – GOODWILL

Details on goodwill reported by division are as follows:

(In millions)	2005
Toys “R” Us – U.S.	$29
Babies “R” Us	319
Toysrus.com	11

Total	$359

On January 17, 2006, we acquired all of the outstanding stock options and shares of Toysrus.com, Inc., including the minority interest not owned by the Company. As a result of this transaction, the company recognized a total of $6 million of additional goodwill. Refer to Note 15, entitled “TOYSRUS.COM” for details. The balance of $5 million of Toysrus.com goodwill relates to the 2004 acquisition of SB Toys, Inc., which is now part of Toysrus.com.

The $319 million of Babies “R” Us goodwill relates to the 1997 acquisition of Baby Super Stores, Inc., which is now part of the Babies “R” Us reporting unit. The $29 million of goodwill relates to the 1999 acquisition of Imaginarium Toy Centers, which is now part of the Toys “R” Us – U.S. reporting unit.

We estimated fair value of these reporting units using a discounted cash flow analysis approach and/or a market multiples approach. These approaches require us to make certain assumptions and estimates regarding industry economic factors and future profitability of acquired businesses. It is our policy to conduct impairment testing based on our most current business plans, which reflect changes we anticipate in the economy and the industry. Based on our estimates of our reporting unit fair values compared to their carrying values, we determined that none of the goodwill associated with these reporting units was impaired.

NOTE 5 – PROPERTY AND EQUIPMENT

(In millions)	Useful life	2005
	(in years)
Land		$266
Buildings	45-50	765
Leasehold improvements	12 1/2-35	799
Furniture and equipment	5-20	1,166
Construction in progress		4
Costs of computer software	5	2
Leased property and equipment under capital lease	3 - 8	22

		3,024
Less: accumulated depreciation and amortization		(1,226)

Total		$1,798

NOTE 6 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

(In millions)	2005
Gift card / gift certificate liability	$115
Accrued bonus	27
Accrued interest	11
Sales and use tax / VAT payable	36
Other (a)	93

Total	$282

(a)	Other includes accrued payroll and other benefits, profit sharing and other operating accruals.

NOTE 7 – SEASONAL FINANCING AND LONG-TERM DEBT

A summary of our long-term debt and seasonal financing as of January 28, 2006 is outlined in the table below:

(In millions)	2005
LIBOR plus 1.30% mortgage loan, due fiscal 2007	$600
Note at an effective cost of 2.23% due in semi-annual installments through fiscal 2008 (a)	81
LIBOR plus 5.25% bridge loan, due fiscal 2012	973
8.750% debenture, due fiscal 2021	199
Other	1

1,854
Less: current portion	31

Total	$1,823

(a)	Amortizing note secured by the expected future yen cash flows from license fees due from Toys “R” Us – Japan.

We were required to provide certain financial and other information to the lenders under the secured revolving credit facility, the bridge loans, and the secured real estate loans. Each of the required lenders provided waivers to allow us to deliver these financial and other information at a later date. As of January 28, 2006, we were in compliance with our financial covenants related to our outstanding debt.

The following summarizes the principal terms of the Company’s financing arrangements.

$600 Million Secured Real Estate Loans

On July 21, 2005, certain indirect wholly-owned subsidiaries along with certain affiliates entered into mortgage loan agreements totaling $800 million, of which our portion was $600 million, carrying annual weighted average interest rates of LIBOR plus 1.30%. Each of these loan agreements has a two-year term and provides for three one-year extensions at the election of the borrower. These loans were secured by direct and indirect interests in certain real property, located in the United States, with net carrying values of $472 million at January 28, 2006. As of January 28, 2006, we had $600 million outstanding under these loan agreements.

The loan agreements contain covenants, including, among other things, covenants that restrict the ability of the borrowers to incur additional indebtedness, create or permit liens on assets or engage in mergers or consolidations, commingle assets with affiliates, amend organizational documents, and initiate zoning reclassification of any portion of the secured property. In addition, these covenants restrict certain transfers of, and the creation of liens on, direct or indirect interests in the borrowers except in specified circumstances. The debt is subject to mandatory prepayment as specified in the agreement.

$2.0 Billion Secured Revolving Credit Facility

On July 21, 2005, we, including Toys “R” Us (Canada) Ltd / Toys “R” Us (Canada) Ltee, our wholly-owned subsidiary, and certain other domestic subsidiaries entered into a $2.0 billion five-year secured revolving credit facility, carrying an annual interest rate of LIBOR plus 1.75%-3.75%, with a syndicate of financial institutions. The credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict our ability, and the ability of certain of our subsidiaries, to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends or repurchase capital stock or make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The revolving credit facility also requires that we maintain a minimum excess availability of $125 million, meaning that the borrowing base (generally consisting of specified percentages of eligible inventory, credit card receivables and certain real estate less any applicable availability reserves) must exceed the amount of borrowings under the credit facility by a minimum of $125 million. Pricing for the facility is tiered based on levels of excess availability.

As of January 28, 2006, we were above the minimum excess borrowing base of $125 million and had no borrowings under this facility. We had $165 million of letters of credit outstanding. On July 21, 2005, we cancelled our previous unsecured credit facility of $685 million, which had no outstanding balances.

Borrowings under this secured revolving credit facility are made and/or guaranteed by us and certain of our subsidiaries and are secured by the tangible and intangible assets (with specified exceptions) of the borrowers, Babiesrus.com, LLC, Toysrus.com, Inc. and certain of our subsidiaries. The debt is subject to mandatory prepayment provisions as specified in the credit agreement.

$1.9 Billion Unsecured Bridge Facility

On July 21, 2005, we entered into a bridge loan agreement with a syndicate of financial institutions. The bridge loan agreement originally provided for a one-year term unsecured credit facility of $1.9 billion, carrying an annual interest rate of LIBOR plus 5.25%. Any outstanding bridge loans on July 21, 2006 (the “Conversion Date”) will be automatically converted into term loans with a six-year term (“Term Loans”). On and after the first anniversary of the Conversion Date, lenders collectively holding at least 51% of the Term Loans may elect to exchange their Term Loans for exchange notes, which will mature on July 21, 2012. On December 9, 2005, we repaid $927 million of the outstanding bridge loan balance in conjunction with the sale of properties to certain affiliates, as described in Note 2 entitled “THE MERGER TRANSACTION AND REORGANIZATION”. As of January 28, 2006, we had $973 million outstanding under our bridge loan agreement. The borrowings under the bridge loan agreement are guaranteed by Parent (until the bridge loans are converted to term loans on July 21, 2006), certain of our subsidiaries, and certain other affiliates. In connection with the principal repayment, a pro-rata portion of previously capitalized transaction costs in the amount of approximately $32 million was expensed in 2005.

The bridge loan agreement contains covenants, including, among other things, covenants that restrict our ability and certain of our subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations.

Other Debt

On August 29, 1991, we issued $200 million aggregate principal amount of 8.750% Debentures due September 1, 2021 (the “Debentures”). In connection with an agreement and plan of merger, dated as of December 8, 1995, we executed the First Supplemental Indenture, dated as of January 1, 1996, pursuant to which we became a co-obligor of the Debentures with our Parent. However, we are the primary obligor of the debt, and all future principal and interest payments will be funded through our operating cash flows.

The annual maturities of long-term debt at January 28, 2006 are as follows:

(In millions)	Annual maturities (a)
2006	$31
2007	632
2008	20
2009	—
2010	—
2011 and subsequent	1,171

Total	$1,854

(a)	We had no interest rate and currency swaps that have been designated as fair value hedges as of January 28, 2006.

NOTE 8 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recording of all derivatives as either assets or liabilities on the consolidated balance sheet measured at estimated fair value and the recognition of the unrealized gains and losses. We record the fair market value of our derivatives, based on information provided by reliable third parties, as other assets and other liabilities within our consolidated balance sheet. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation.

We designate certain derivative instruments as cash flow hedges and formally document the hedge relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction, at the time the derivative contract is executed. We assess the effectiveness of the hedge both at inception and on an on-going basis and determine whether the hedge is highly effective in offsetting changes in cash flows of the linked hedge item. We record the effective portion of changes in the estimated fair value in accumulated other comprehensive earnings (loss) and subsequently reclassify the related amount of accumulated other comprehensive earnings (loss) to earnings when the hedged items enter into the determination of earnings. We record any ineffectiveness related to these derivatives to earnings within our consolidated statement of operations. If it is determined that a derivative has ceased to be a highly effective hedge, we will discontinue hedge accounting for such transaction.

We enter into derivative financial arrangements to hedge a variety of risk exposures, including interest rate risk associated with our long-term debt and foreign currency risk relating to import merchandise purchases. We enter into interest rate swaps and/or caps to manage interest rate risk. We enter into foreign exchange forward contracts to minimize and manage the currency risks associated with the settlement of payables related to our merchandise import program.

Derivatives related to our import program are designated as cash flow hedges at inception. Effectiveness is measured on a quarterly basis; any ineffectiveness is immediately recorded in the consolidated statement of operations. Changes in fair value of the effective portion of the derivatives are recorded to other comprehensive loss. As inventory is sold, amounts in other comprehensive loss are reclassified to cost of sales.

In July 2005, we entered into interest rate caps on our $600 million secured real estate loans, which carry annual weighted average interest rates of LIBOR plus 1.30%. We purchased these interest rate caps to hedge the adverse impact on future interest payments that would arise if short-term interest rates were to increase significantly. The interest rate caps are considered hedges of the variable cash flows associated with changes in one month LIBOR above 7.00%. The instruments are designated as cash flow hedges and, because critical terms match, are considered perfectly effective hedges. At January 28, 2006, the change in fair value of the caps was immaterial. We conduct a quarterly assessment of effectiveness and found that, at January 28, 2006, there was no ineffectiveness.

NOTE 9 – COMPREHENSIVE EARNINGS

Comprehensive earnings include net loss as currently reported under generally accepted accounting principles, and other comprehensive earnings. Other comprehensive earnings consider the effect of additional economic events that are not required to be recorded in determining net loss but rather are reported as a separate component of stockholder’s equity. Other comprehensive earnings include foreign currency translation adjustments and fluctuations in the fair market value of certain derivative financial instruments.

Other comprehensive loss, net of taxes, were comprised of:

(In millions)	2005
Foreign currency translation adjustments, net of tax	$24

NOTE 10 – STOCKHOLDER’S EQUITY

The common stock of the Company, par value $0.10 per share, was as follows:

(In thousands)	2005
Authorized shares	5.0

Issued shares	1.3

Treasury shares	—

Issued and outstanding shares	1.3

As of January 28, 2006, Parent owned all of our issued and outstanding shares.

NOTE 11 – LEASES

We lease a portion of the real estate used in our operations. Most leases require us to pay real estate taxes and other expenses and some leases require additional payments based on percentages of net sales.

Minimum rental commitments under non-cancelable operating leases having a term of more than one year as of January 28, 2006 were as follows:

	Gross minimum rentals		Sublease income	Net minimum rentals
(In millions)	Third party	Related party
2006	$136	$257	$13	$380
2007	132	253	13	372
2008	123	251	11	363
2009	120	248	9	359
2010	113	249	7	355
2011 and thereafter	472	2,147	44	2,575

Total	$1,096	$3,405	$97	$4,404

Total third-party rent expense, net of sublease income of $15 million, was $166 million in 2005. We remain directly and primarily liable for lease payments to third party landlords related to locations where we have subleased all or a portion of the locations to third parties. Rental payments received from our sub-lessees offset the lease payments made to third party landlords. To the extent that sub-lessees fail to make sublease rental payments, our total net rent expense to the third party landlords would increase by the amount of the deficiency of the sub-lessees’ payments.

For leases that contain predetermined fixed escalations of the minimum rentals, we recognize the related rental expense on a straight-line basis and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability. Deferred rent liabilities are shown as separate line items on our consolidated balance sheet and were $143 million at January 28, 2006, which includes liabilities to affiliates of $4 million. All of our leases, excluding lease agreements with affiliates, include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions might include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases may include early termination options, which can be exercised under specified conditions, for example, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments and included in the determination of total rental expense when it is probable that the event will occur. Future payments for taxes, maintenance and insurance to which we are obligated are excluded from minimum lease payments. Tenant allowances received upon entering into certain store leases are recognized on a straight-line basis as a reduction to rent expense over the lease term.

Leases with affiliates

We lease retail properties from affiliated entities under non-cancelable master operating leases. Depending on the entity who is the landlord, lease terms expire in various years up to July 20, 2020 (“July Transaction”) or in various years up to January 31, 2021 (“December Transaction”). Leased retail properties consist of locations which are owned outright by the landlord (“Owned Locations”); locations which have buildings that are owned by the landlord and land which is controlled through a ground lease with an unrelated third party (“Ground Lease Locations”); and locations that are controlled through straight leases for land and building which the landlord leases from an unrelated third party (“Straight Lease Locations”). In addition to base rents, the leases typically provide for tenant reimbursements of specific property operating expenses and real estate taxes. Future base rents payable by us under these leases as of January 28, 2006 are set forth in the chart above.

For the July Transaction, for Owned Locations, the lease contains predetermined fixed escalations of the minimum rentals on July 20, 2010 and July 20, 2015. For Ground Lease and Straight Lease Locations, the base rent consists of a net lease payment plus the rent on the underlying ground lease or straight lease. Likewise, the predetermined fixed escalations are applied separately. The net lease payments have predetermined fixed escalations on July 20, 2010 and July 20, 2015 as agreed to in the master lease agreements. The escalation for the underlying ground and straight leases occurs as provided in the respective lease agreements. For Ground Lease and Straight Lease Locations, we have a unilateral right to have the landlord take the renewal option at the time the initial underlying lease term expires, so long as the renewal option ends on or before July 20, 2020.

For the December Transaction, for Owned Locations, the lease contains predetermined fixed escalations of the minimum rentals on December 8, 2010 and December 8, 2015. For Ground Lease and Straight Lease Locations, the base rent consists of a net lease payment plus the rent on the underlying ground or straight lease with third party. Likewise, the predetermined fixed escalations are applied separately. The net lease payments have fixed escalations on December 8, 2010 and December 8, 2015 as agreed to in the master lease agreement. The escalation for the underlying ground and straight leases occurs as provided in the respective lease agreements. For virtually all of the Ground Lease and Straight Lease Locations, we have a unilateral right to have landlord take the renewal option at the time the initial underlying lease term expires, so long as the renewal option ends on or before January 31, 2021.

Leases may include early termination options, which can be exercised under specified conditions, for example, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property. Total related party rent expense was $68 million for the year ended January 28, 2006.

NOTE 12 – INCOME TAXES

Loss before income taxes is as follows:

(In millions)	2005
Domestic - loss	$(501)
Foreign - earnings	109

Total loss before income taxes	$(392)

The provision for income taxes is comprised of the following:

(In millions)	2005
Current:
Federal	$(1)
State	17
Foreign	30

Total provision (benefit) for current taxes	46

Deferred:
Federal	(149)
State	1
Foreign	(4)

Total provision (benefit) for deferred taxes	(152)

Total provision (benefit) for income taxes	$(106)

The tax effects of temporary differences are included in deferred tax accounts as follows:

(In millions)	2005
Deferred tax assets:
Federal loss carry-forwards	$157
State loss carry-forwards	94
Foreign loss carry-forwards	2
Tax credit and other carry-forwards	64
Restructuring	18
Inventory	32
Straight line rent	44
Other	33

Total deferred tax assets before valuation allowances	444
Valuation allowances related to state loss carry-forwards	(69)
Valuation allowances related to foreign loss carry-forwards	(2)

Total deferred tax assets	$373

Deferred tax liabilities:
Property and equipment	$158
Gain on related party real estate sale	359
LIFO inventory	22
Repatriation of foreign earnings	35
Other	47

Total deferred tax liabilities	$621

The Company’s effective tax rate is 27%. Reconciling items to the 35% federal tax rate include taxes on dividends received from one of the Company’s foreign subsidiaries and state taxes.

The Company recorded a $359 million charge to contributed capital for federal and state taxes associated with gain on the intercompany sale of real estate. The Company’s federal and state tax loss carry-forwards would offset some of the intercompany gain on these sales.

The Company’s $449 million of federal tax loss carry-forwards and $64 million of federal tax credit carry forwards will expire during the next 6 to 20 years. Of the Company’s $1.1 billion of state tax loss carry-forwards, $.1 billion will expire during the next five years and $1.0 billion will expire during the next 6 to 20 years. During the year the Company underwent an ownership change. In doing so, the Company will be limited to the amount of tax loss carry-forwards that it can use in any given year. The consolidated federal tax loss limitation was $57 million a year, before considering certain Section 382 planning opportunities.

The Company is a member of a consolidated federal income tax group. Effective from the beginning of the fiscal year, members of the group entered into a new tax allocation agreement. Under the new tax allocation agreement, the members will calculate their tax expense or tax benefit on a stand-alone basis, and record a “due to” or “due from” account with the Parent company. Each year, management will decide how to settle these accounts, i.e., whether the Parent should contribute the “due to” amounts to the members, the members should distribute the “due from” amounts to the Parent, or settlement should be made in cash. For 2005, the Company distributed its “due from” amount to the Parent.

Our federal, Canadian and twelve state income tax returns are currently under examination for years 2000 to 2002, 1996 to 2003, and 1994 to 2004, respectively. While it is often difficult to predict whether we will prevail, we believe that our tax reserves reflect the probable outcome of known tax contingencies.

NOTE 13 – STOCK-BASED COMPENSATION

Pre-merger Equity Plans

Prior to the Merger, our Parent’s stock-based compensation plans (the “Plans”) covered our employees, consultants and directors and provided for the issuance of non-qualified options, incentive stock options, performance share options, performance units, stock appreciation rights, restricted shares, restricted units and unrestricted shares. Approximately, 44.0 million shares of authorized common stock were reserved for the Plans as of January 29, 2005.

The Plans’ stock options had a variety of vesting dates with the majority of the options vesting approximately three years from the date of grant; 50% over the first two years, and the remaining 50% over three years. Options granted to directors were exercisable by one-third, commencing on the third, fourth, and fifth anniversaries from the date of the grant. The exercise price per share of all options granted under the Plans was based on the average of the high and low market price of our common stock on the date of grant. Generally, these options expired ten years from the date of grant.

In connection with the Merger, Parent’s outstanding stock options as well as restricted stock and stock units were settled, cancelled, or, in limited circumstances, exchanged for new interest in Holdings. Each option holder received an amount in cash, less applicable withholding taxes, equal to $26.75 less the exercise price of each option. Each restricted stock unit holder received $26.75 less applicable withholding taxes. Certain stock options held by management of Parent were exchanged for options to purchase common strips, consisting of nine shares of Class A common stock and one share of Class L common stock of Holdings (the “Rollover Options”). Each rollover option retained its original exercise price and expiration date and was fully vested as of July 21, 2005. As a result of the above stock plan activities, Parent recognized $222 million of compensation expense, including $12 million related to Rollover Options, relating to the Merger, of which $204 million of compensation expense was allocated to us and is recognized in our consolidated statement of operations for fiscal 2005.

2005 Management Equity Plan

On July 21, 2005, Holdings’ Board of Directors adopted the 2005 Management Equity Plan (“2005 Plan”). The 2005 Plan provides for the granting of service-based and performance-based stock options, Rollover Options, as discussed above, and restricted stocks to executive officers and other key employees of Holdings and its subsidiaries. All awards are in the form of one or more common strips. Each common strip consists of nine shares of Class A common stock and one share of Class L common stock of Holdings.

The service-based awards generally cliff vest 40% on the second anniversary of the award with the remaining vesting ratably over the subsequent three years. The performance-based awards vest over a service period, the same period as service-based awards and the achievement of certain performance conditions by the Company. In addition, to the extent that the performance condition of an award is not satisfied prior thereto, the performance-based awards vest on the eighth anniversary of the date of the grant as long as the executive is still employed by the Company. All options expire ten years from the date of the grant. As of January 28, 2006, our employees were granted 372,819 service-based and 745,638 performance-based options to purchase common strips.

The 2005 Plan also permits the sale of non-transferable, restricted stock to certain employees at a purchase price equal to fair market value of the common strips. As of January 28, 2006, 26,170 common strips of restricted stock were purchased by our employees at $26.75 per common strip, the fair value as of that date.

Put Obligations

Concurrent with the Merger, certain of our officers were given the right to sell their shares of stock in Holdings, acquired on the exercise of Rollover Options, back to Holdings upon their resignation within one year pending from the date of the merger. In addition, certain other executives of the Company, whose Rollover Options provide put rights upon retirement, are eligible to retire during the term of the options. The aggregate number of shares that may be put back to Parent at fair value up to an aggregate fixed amount per eligible individual under these provisions, by eligible individuals as a result may be less than the awards held by the individual if the fair value of Parent increases above the Merger price. Our capped liability as of the Merger date of $1 million related to the intrinsic value of these rollover options has been classified as other non-current liabilities in the financial statement of Holdings.

At January 28, 2006, an aggregate of 1.5 million strips were reserved by our Parent for future option grants under the 2005 plan. All outstanding options expire at dates ranging from September 8, 2008 to October 25, 2015. Per the 2005 Plan, the Board of Directors has discretion over the amount of shares available for future issuances of restricted stock and Rollover Options.

A summary of Holdings stock option activity with respect to our employees is as follows:

	Shares(1) (in millions)	Exercise price per share	Weighted average exercise price
Outstanding at January 29, 2005	5.2	$8.25 -$34.72	$18.61
Granted prior to recapitalization	—	—	—
Exercised prior to recapitalization	(0.8)	8.25 - 25.58	18.26
Cancelled prior to recapitalization	(0.2)	8.25 - 34.72	19.39
Exercised and cashed out in connection with recapitalization	(3.9)	8.25 - 25.58	18.58
Cancelled in connection with recapitalization	(0.1)	26.99 -51.39	31.15
Granted subsequent to recapitalization	1.1	26.75	26.75
Transferred employees’ options from Parent subsequent to recapitalization	0.3	8.25 - 19.53	16.88

Outstanding at January 28, 2006	1.6	$8.25 -$26.75	$21.90

Post merger options are for common strips of Holdings. Pre-merger options are for shares of common stock of Parent.

The following table summarizes information about Holdings stock options outstanding with respect to our employees at January 28, 2006:

	Outstanding			Exercisable (Vested)
Range of exercise prices	Number of options (in millions)	Weighted average remaining years of contractual life	Weighted average exercise price	Number of options (in millions)	Weighted average exercise price
$ 8.25 – $10.25	0.4	7.2	$8.26	0.4	$8.26
$12.00 – $19.72	0.1	6.7	15.77	0.1	15.77
$26.75	1.1	9.5	26.75	0.0	—

Outstanding at January 28, 2006	1.6	8.8	$21.90	0.5	$9.96

Toysrus.com

Toysrus.com, Inc. had approximately 4.9 million stock options outstanding to both employees and non-employees of the Company at January 29, 2005, representing approximately 2.4% of the authorized common stock of Toysrus.com. In addition, as a result of previous option exercises, approximately 5.0 million shares of outstanding common stock were held by officers and non-employees of Parent at January 29, 2005.

On January 17, 2006, we acquired all of the outstanding stock options and shares of Toysrus.com. Each holder of shares in Toyrus.com received $1.13 per share less applicable withholding taxes. Each option holder received an amount in cash, less applicable withholding taxes, equal to the fair value of the option calculated using an option-pricing model based on the $1.13 per share. As a result of the above, we recognized $3 million of compensation expense and $6 million of additional goodwill.

NOTE 14 – PROFIT SHARING PLAN

Our employees participate in Parent’s profit-sharing plan, which has a 401(k) salary deferral feature and is available to eligible domestic employees. The terms of the plan call for annual contributions by Parent as determined by its Board of Directors, subject to certain limitations. The profit-sharing plan may be terminated at our Parent’s discretion. Related provisions of $24 million have been charged to earnings in 2005.

NOTE 15 – TOYSRUS.COM

As of the end of the Company’s fiscal 2005 year, Toysrus.com operated three co-branded on-line stores under a strategic alliance with Amazon.com. These on-line stores sold toys, collectible items, and video games through the Toysrus.com website; baby products through the Babiesrus.com website; and learning and information products through the Imaginarium.com website. As described in Note 16 entitled “Litigation and legal proceedings,” on March 31, 2006, the Trial Court entered a final order terminating the agreement with Amazon.com as of that date and establishing a wind-down period through June 30, 2006, during which time Amazon.com was required to operate the co-branded stores. Amazon has appealed this decision to the New Jersey Appellate Court.

On May 9, 2006 the Company entered into an agreement with GSI Commerce, Inc. (NASDAQ: GSIC), a leading North American provider of e-commerce solutions, and, on May 19, 2006, the Company entered into an agreement with Exel, Inc. a leading North American contract logistics provider, to support the Company’s online retail business. On July 1, 2006, the Company re-launched its Toysrus.com and Babiesrus.com web sites on the GSI e-commerce platform and began utilizing Exel fulfillment services. Under the terms of the multi-year agreements, GSI Commerce will provide technology, hosting, order processing, customer service and support in exchange for fees calculated primarily as a percentage of revenue, and Exel will provide warehousing and fulfillment services in exchange for fees calculated primarily as a cost plus arrangement. Customers may continue to access the online stores at www.toyrus.com or www.babiesrus.com

Until July 1, 2006, Amazon.com also provided certain website services for our on-line sports merchandise store (Sportsrus.com) that has been operating since September 2003. GSI Commerce previously handled order fulfillment for Sportsrus.com and a separate unrelated third party handled order fulfillment for our on-line personalized gift business (Personalizedbyrus.com). We recognized revenue for Toysrus.com at the point in time when merchandise was shipped to guests, in accordance with the shipping terms (FOB shipping point) that existed under the agreement with Amazon.com.

As discussed in Note 13 entitled “STOCK-BASED COMPENSATION”, on January 17, 2006 we acquired all of the outstanding stock options and shares of Toysrus.com. Each option holder received an amount in cash, less applicable withholding taxes, equal to the fair value of the option calculated using an option-pricing model. Each holder of shares in Toyrus.com received $1.13 per share less applicable withholding taxes. As a result of the above, we recognized $6 million of additional goodwill.

On October 26, 2004, Toys “R” Us, Inc., acquired all of the issued and outstanding shares of capital stock of SB Toys, Inc., for $42 million in cash. SB Toys, Inc. was previously owned by SOFTBANK Venture Capital and affiliates (“SOFTBANK”) and other investors. Prior to this acquisition, SB Toys, Inc. owned a 20% interest, as a minority shareholder, of Toysrus.com, LLC. As a result we recorded a 20% minority interest in consolidation to account for the ownership stake of SB Toys, Inc. Beginning in the fourth quarter of 2004, Toys “R” Us Inc. has recognized 100% of the results of Toysrus.com, LLC.

NOTE 16 – LITIGATION AND LEGAL PROCEEDINGS

We are involved in lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, resulting in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our financial statements taken as a whole.

On May 21, 2004, we filed a lawsuit against Amazon.com and its affiliated companies to terminate our strategic alliance with Amazon.com. The lawsuit was filed to protect our exclusivity rights in the toy, game, and baby products categories for the online e-commerce site on the Amazon.com platform. The complaint sought temporary and permanent injunctive and declaratory relief to protect our rights during the litigation and to end the agreement, monetary damages and contract rescission against Amazon.com. The suit was filed in the Superior Court of New Jersey, Chancery Division, Passaic County (the “Trial Court”). On June 25, 2004, Amazon.com filed a counterclaim against us and our affiliated companies alleging breach of contract relating to inventory and selection requirements. On March 31, 2006 the Trial Court entered a final order in our favor terminating the strategic alliance agreement with Amazon.com as of that date, denying any claims by Amazon.com and establishing a wind-down period through June 30, 2006, during which time Amazon.com was required to continue operating the co-branded stores. On April 3, 2006 Amazon.com filed a Notice of Appeal of the Trial Court’s final order and also filed a Motion for Stay of Judgment in the Trial Court. On April 20, 2006, the Trial Court denied Amazon.com’s request for a stay. Amazon.com filed a request in the appellate division of the Trial Court (the”Appellate Court”) on April 21, 2006 for emergent relief from the trial court’s denial of its request for a stay. On that same day, the Appellate Court refused Amazon.com’s motion for an immediate stay and on June 2, 2006, the Appellate Court denied Amazon.com’s request for a stay in its entirety. Amazon.com filed a request for a stay with the New Jersey Supreme Court, which in turn denied Amazon.com’s request on June 13, 2006. We believe Amazon.com’s pending appeal of the final order, iswithout merit and will be denied.

On June 1, 2006, Amazon.com also filed a lawsuit against us in the Superior Court of Washington, County of King, (the “Washington Court”) for money damages allegedly arising from services it was required to provide to us during the wind-down period pursuant to the final order entered in New Jersey, and for a declaration that Amazon.com may use certain customer information to market to our customers in a manner contrary to that provided in the strategic alliance agreement. The Washington Court has stayed proceedings before it in favor of the New Jersey Trial Court, and the New Jersey Trial Court has ruled that Amazon.com is not entitled to the fees it sought for services it was required to provide during the wind-down period. Based upon the filing of the Washington Court action, however, Amazon.com withheld monies due us for sales made from the co-branded stores. Amazon.com has failed to provide the withheld amounts to us and is still seeking relief in its Washington Court action. We believe that the Washington Court lawsuit is without merit.

NOTE 17 – COMMITMENTS AND CONTINGENCIES

We are subject to various claims and contingencies related to lawsuits and taxes, as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. Refer to Note 11 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of January 28, 2006. We also recognize restructuring reserves related to store closings. Refer to Note 3 entitled “RESTRUCTURING AND OTHER CHARGES” for details on the reserves for restructuring.

NOTE 18 – RELATED PARTY TRANSACTIONS

We engage in related party transactions with Parent and its subsidiaries (“Affiliates”), as described below. It should not be assumed that any of these transactions with affiliated entities have been conducted on an “arm’s-length” basis.

Services Provided by Parent

Our Parent provides us with various services including planning, legal, treasury, auditing, insurance, human resource, corporate affairs, information technology, and tax services. Billing for these services, which are based on the cost to Parent to provide such services were $595 million, including one-time charges of $259 million and depreciation on corporate headquarters assets of $38 million, for the year ended January 28, 2006. Although the cost of these services cannot be quantified on a stand-alone basis, management has assessed that the billings are reasonable based on the level of support provided by Parent and that they reflect all services provided. The effects of these transactions are included in operating cash flows in the Company’s consolidated statement of cash flows.

In February 2006, most of the centralized corporate functions were transferred to us from our Parent. Immediately after the transfer, we entered into a service agreement with our Parent to provide our Parent with certain corporate functions.

Value Card Services with Affiliates

We sell value (gift) cards to customers, which are used in our toy, baby and children’s apparel businesses. The value cards prior to the Merger were managed by another subsidiary of Parent. The balance due to this affiliate was $102 million at January 28, 2006. Subsequent to the Merger we manage the distribution and fulfillment of value cards through our wholly owned subsidiary.

Licensing Arrangements with Affiliates

We own intellectual property used by us and Parent’s foreign affiliates and unrelated foreign franchisees/licensees in the toy, baby and children’s apparel businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair market value. We charged the Parent’s foreign affiliates and unrelated foreign franchisees/licensees license fees of $109 million in 2005, which are classified on our consolidated statement of operations as other revenues.

Procurement Services for Affiliates

We maintain certain operations which provide product procurement services to Parent’s foreign affiliates and unrelated foreign franchisees/licensees from vendors located in Asia. In consideration for these services, we charge a service fee based on a percentage of product costs, which management believes represents the fair market value for such services. We charged these foreign affiliates service fees of $14 million in 2005, which are classified on our consolidated statement of operations as other revenues.

Real Estate Arrangements with Affiliates

In connection with the reorganization, we leased 566 properties from affiliates of Parent. SG&A expenses include lease expense of $75 million, which include reimbursement of expenses of $7 million, related to these leases. Refer to Note 11 entitled “LEASES” for minimum rental commitments under non-cancelable, related party operating leases and to Note 2 entitled “THE MERGER TRANSACTION AND REORGANIZATION” for further details of the transfers of these properties to affiliates.

Amounts Due to Parent

Our Parent makes certain payments on our behalf relating to operating expenses, including payroll and other expense payables as well as purchases of property and equipment and inventory. In addition, as described above, Parent allocates to us expenses relating to shared services, functions and certain corporate costs, including litigation, employee benefits, and insurance. These liabilities are settled through a transfer of cash to Parent to settle its operating liabilities. Furthermore, as described in Note 1, we file a consolidated federal tax return with Parent and have a tax sharing arrangement. Parent charges us interest expense equal to LIBOR + 1.15% on the outstanding notes payable balance. As described in Note 2, we assumed $3.2 billion of indebtedness in settlement of intercompany balances. At January 28, 2006, the net balance due to Parent was $756 million, of which $305 million represented merchandise accounts payables.

NOTE 19 – NOTES WITH AFFILIATES

Note Receivable from Affiliates

We have a note receivable denominated in Euros from an affiliate, which Parent sold to TRU (HK) Limited, our subsidiary in Hong Kong. The note receivable, which matures in December 2006, bears interest at 4% plus a participating interest calculated as a percentage of the borrower’s cash flows. The outstanding balance on this note receivable was $100 million at January 28, 2006. During the year we recognized interest income of $16 million.

Note Payable to Parent

In connection with the reorganization discussed in Note 2, we issued a promissory note with a value of $700 million to Parent in exchange for common stock of certain of our subsidiaries. The note bears interest at 9.25% per annum and matures on July 21, 2017. On December 9, 2005, we repaid $633 million of our obligation, along with $23 million of related interest expense. The outstanding balance on this note payable was $70 million, including $3 million of accrued interest, at January 28, 2006.

NOTE 20 – SUBSEQUENT EVENTS

On June 20, 2006, we entered into a commitment letter (the “Commitment Letter”) with Banc of America Bridge LLC (“Banc of America”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Citigroup (as defined in the Commitment Letter), Credit Suisse (“Credit Suisse” and, together with Banc of America, DBCI and Citigroup, the “Initial Lenders”), Banc of America Securities LLC (“BAS”), Deutsche Bank Securities Inc. (“DBSI”) and Citigroup Global Markets Inc. (“CGMI” and, together with BAS and DBSI, the “Joint Book Managers” and together with the Initial Lenders, the “Commitment Parties”). The Commitment Parties are agents and lenders under the Bridge Loan Agreement dated as of July 21, 2005 by and among us, the lenders thereto and the agents named therein (the “Bridge Loan Agreement”). Pursuant to the Commitment Letter, the Initial Lenders have agreed, subject to the terms and conditions of the Commitment Letter, to provide us with a $1.0 billion senior secured credit facility (the “Senior Credit Facility”), and the Joint Book Managers have agreed to form a syndicate of lenders for the Senior Credit Facility. We intend to use the proceeds from the Senior Credit Facility to refinance in full the indebtedness outstanding under the Bridge Loan Agreement and to pay related costs and expenses.

The Commitment Letter provides that the Senior Credit Facility would consist of (1) an $800 million senior secured term loan facility (the “Term Facility”) and (2) a $200 million asset sale facility (the “Asset Sale Facility”) which will be reduced in the event we consummate specified asset sales prior to the closing date of the Senior Credit Facility. The Term Facility would mature in six years and the Asset Sale Facility would mature in two years. The Senior Credit Facility would bear interest equal to LIBOR plus a spread to be agreed upon. In addition, the Commitment Letter provides that the Senior Credit Facility will be guaranteed by substantially the same guarantors as currently guarantee the obligations under the Bridge Loan Agreement and secured by certain assets of ours and the guarantors.

The Initial Lenders’ financing commitments under the Commitment Letter are subject to customary conditions. The Commitment Parties’ commitments will expire on July 21, 2006, unless the closing of the Senior Credit Facility occurs on or prior thereto.